FOR IMMEDIATE RELEASE

THE KNOT INC. RENEWS STRATEGIC REGISTRY PARTNERSHIP WITH MACY’S

New agreement features innovative multiplatform marketing programs.

NEW YORK, NY (January 11, 2010) -- The Knot Inc. (NASDAQ: KNOT), a leading lifestage media company devoted to weddings, nesting, and first-time pregnancy, today announced it has signed a new registry agreement with leading bridal registry retailer, Macy’s Inc. The new agreement terminates the previous agreement that had been scheduled to expire in January 2011. The new, three-year deal is expected to begin in February 2010, at which time the Company will cease to host and manage registry websites for Macy’s and Bloomingdale’s. Macy’s and Bloomingdale’s will become link-out affiliates similar to the Company’s other registry retailer partners.

“Macy’s Inc. has been a long-time, valued partner to The Knot, and I am pleased to see our relationship continue to evolve,” said Chief Executive Officer of The Knot, David Liu. “This new agreement transitions our relationship from one of technology services to a marketing partnership that highlights our unique expertise: driving our enormous audience of brides and their guests to Macy’s and Bloomingdale’s through innovative strategies and multiplatform marketing solutions.”

“This new agreement underscores a continued strong relationship with The Knot, which is clearly the most visited and trusted wedding-planning site on the Internet for engaged couples,” said Peter Sachse, Macy’s chief marketing officer and chairman of Macys.com. “We will continue to be aggressive in reaching out to couples, and in providing a high-quality, high-service environment for them and their guests through The Knot and on Macys.com.”

Under the new deal, Macy’s and Bloomingdale’s will become link-out affiliate registry partners through the patented registry search platform on WeddingChannel.com, a member of The Knot Wedding Network. The deal also contains a provision for marketing programs in 2010 designed to promote the new Macy’s and Bloomingdale’s registry platforms, which are planned to be operational beginning in February 2010. The initial term of the contract is three years, followed by an automatic renewal term of two additional years. Macy’s is already a premier partner on the Company’s new universal registry engine, Gift Registry 360.

The Knot expects that it generated approximately $8.9 million from the Macy’s relationship, including hosted registry commissions, advertising, and other revenue, in 2009. The impact of the new contract on the Company’s 2010 results depends on multiple factors that cannot be reasonably predicted at this time. However, the Company believes that it is unlikely to generate the same level of revenue from the Macy’s relationship in 2010 as it expects for 2009, primarily because it will no longer receive commissions on 100 percent of Macy’s and Bloomingdale’s online registry transactions.

The Company will be meeting with shareholders and potential investors on Tuesday, January 12, 2010, at the twelfth annual Needham Growth Stock Conference in New York City.

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MEDIA CONTACT
Melissa Bauer
PR Director
The Knot Inc.
(212) 219-8555 x1020
mbauer@theknot.com

INVESTOR CONTACT
Laura Cave
Corporate Communications Manager
The Knot Inc.
(212) 219-8555 x1012
IR@theknot.com

About The Knot Inc.
The Knot Inc. (NASDAQ: KNOT; www.theknot.com) is a leading lifestage media company focused on connecting passionate communities of brides, newlyweds, and first-time moms with everything they need to guide them through life’s most transformative events. The Company’s premium brands -- The Knot, The Nest, The Bump, and WeddingChannel.com -- are recognized for being innovative in all digital media, from the web to social media and mobile, as well as in magazines, books, television, and video. Founded in 1996, The Knot Inc. is made up of four major businesses: online advertising, local online listings, ecommerce, and print publishing. The Company is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenues to survive over the long term, (ii) our history of losses, (iii) the significant fluctuation to which our quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry, (v) our dependence on a limited number of customers, and in particular, Macy’s, for a significant portion of our revenues, (vi) the dependence of our registry services business on the continued use of the WeddingChannel.com website by our retail partners, (vii) the potential for losses on our investments in auction rate securities or our inability to liquidate these investments at desired times and in desired amounts, and (viii) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.